RULE 424(b)(3)
                                                       REGISTRATION NO. 33-94802

                              PROSPECTUS SUPPLEMENT
                               DATED MARCH 8, 2000
                        TO PROSPECTUS DATED JULY 20, 1995

                              --------------------

                              DATATEC SYSTEMS, INC.

                              --------------------


THE ATTACHED PROSPECTUS FOR DATATEC SYSTEMS, INC. (FORMERLY KNOWN AS GLASGAL COMMUNICATIONS, INC., THE "COMPANY") IS HEREBY SUPPLEMENTED AS FOLLOWS:

         This Supplement to Prospectus dated March 8, 2000 ("Supplement"), supplements that certain Prospectus dated July 20, 1995 (the "Prospectus") and should be read in conjunction with such Prospectus. The number of shares to which the Prospectus relates, appearing on the cover page of the Prospectus, is amended to an aggregate of 500,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company.

         The section of the Prospectus captioned "Selling Shareholders" is amended and restated as set forth below.

                              SELLING SHAREHOLDERS

         The shares of Common Stock covered by this Prospectus are being registered for reoffers and resales by Selling Shareholders of the Company who may acquire such shares pursuant to the exercise of options granted or to be granted under the Directors Plan. The Selling Shareholders named below may acquire such shares pursuant to the exercise of options under the Directors Plan.

         Key employees deemed to be "affiliates" of the Company who acquire registered Common Stock under the Directors Plan may be added to the Selling Shareholders listed below from time to time, either by means of a post-effective amendment hereto or by use of a prospectus filed pursuant to Rule 424(c) under the Securities Act. An "affiliate" is defined in Rule 405 under the Securities Act as a "person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with," the Company.

         The following table shows the name of the Selling Shareholder, his or her position with the Company and the number of shares of the Company Common Stock known by the Company to be beneficially owned by him as of March 6, 2000, the number of shares covered by this Prospectus and the amount and (if one percent or more) the percentage of the class to be owned by the Selling Shareholder if such Selling Shareholder were to sell all of the shares of Common Stock covered by this Prospectus:



                                                                                                Number of shares of
                                                                                                   Common Stock/
                                                                             Number of         Percentage of Class to
                                               Number of shares of         Shares to be            be Owned After
          Name                                Common Stock Owned at         Offered for          Completion of the
          Name                                 March 6, 2000(1)               Resale                Offering (2)
----------------------------------------    ------------------------    -----------------      ------------------------
Thomas J. Berry(3) .................                  72,000(4)             120,000                        0/0%
Frank P. Brosens(5) ................                 534,983(6)              48,000                   486,983/1.5%
Robert H. Friedman(7) ..............                  92,146(8)             120,000                         0/0
David M. Milch(9) ..................                517,505(10)              96,000                   421,505/1.3%

--------------------
*        Less than 1%.

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act ("Rule 13d-3") and unless otherwise indicated, represents shares for which the beneficial owner has sole voting and investment power. The percentage of class is calculated in accordance with Rule 13d-3 and includes options or other rights to subscribe which are exercisable within sixty (60) days of March 6, 2000.
(2) Assumes that all Common Stock offered by the Selling Stockholder is sold and that no additional shares are purchased or sold by such Selling Shareholder.
(3)      Mr. Berry is a director of the Company.
(4) Mr. Berry's beneficial ownership includes options to purchase 72,000 shares of Common Stock which are exercisable within 60 days of March 6, 2000.
(5)      Mr. Brosens is a director of the Company.
(6) Mr. Brosens' beneficial ownership includes options to purchase 8,000 shares of Common Stock and warrants to purchase 350,000 shares of Common Stock, all of which are exercisable within 60 days of March 6, 2000.
(7)      Mr. Friedman is a director of the Company.
(8) Mr. Friedman's beneficial ownership includes options to purchase 72,000 shares of Common Stock which are exercisable within 60 days of March 6, 2000.
(9)      Dr. Milch is a director of the Company.
(10) Dr. Milch's beneficial ownership includes options to purchase 48,000 shares of Common Stock which are exercisable within 60 days of March 6, 2000.


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